Exhibit 34.1

KPMG LLP Suite 800 400 Capitol Mall Sacramento, CA 95814

Report of Independent Registered Public Accounting Firm

The Board of Directors
Affiliated Computer Services, Inc.
Education Services:

We have examined the compliance of Affiliated Computer Services, Inc. (ACS) Education Services (the Company) with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for (a) publicly issued student loan backed security transactions issued on or after January 1, 2006 that are serviced by the Company for College Loan Corporation and (b) student loans for which the Company commenced servicing activities for Key Bank, N.A. on or after January 1, 2006 (collectively, the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(2)(iii)-(iv), 1122(d)(3)(i)-(iv), 1122(d)(4)(iii), 1122(d)(4)(x)-(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2007. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(2)(ii) and 1122(d)(4)(iv), as applicable to the Company during the year ended December 31, 2007:

•	With respect to servicing criterion 1122(d)(2)(ii), disbursements made via wire transfers on behalf of an obligor to the lender were not made by authorized personnel.
•

With respect to servicing criterion 1122(d)(4)(iv), certain payments on pool assets made in accordance with the related pool asset documents were posted to the obligor records more than two business days after receipt.

As described in the accompanying ACS Education Services Management Assessment, the Company has engaged a vendor to perform the activities required by servicing criterion 1122(d)(2)(i). The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criterion applicable to the vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor.  The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criterion as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.

In our opinion, except for the material noncompliance described above, ACS Education Services complied, in all material respects, with the aforementioned servicing criteria, including servicing criterion 1122(d)(2)(i) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2007.

Sacramento, California

March 10, 2008